Exhibit 3.5.2

American Bar Association Members/State Street

Collective Trust

Eighth Amended and Restated Fund Declaration

Balanced Fund

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995 and as further amended as July 15, 2002 (the “Declaration of Trust”), which authorizes State Street Bank and Trust Company as trustee (“State Street” or the “Trustee”) of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”) to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of July 1, 2004 State Street hereby amends and restates the Fund Declaration dated June 1, 2004 of the Balanced Fund, an investment fund established under the Collective Trust (the “Fund”). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Fund subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Declaration of Trust.

1. Investment Objective. The investment objective of the Balanced Fund is to achieve both current income and long-term capital appreciation. The Balanced Fund will seek to achieve, over an extended period of time, total returns comparable to or superior to an appropriate combination of broad measures of the domestic stock and bond markets.

2. Investment Guidelines and Restrictions. The assets of the Fund shall be invested and reinvested primarily in (i) publicly traded common stocks and other equity-type securities, and (ii) medium-to long-term debt securities and money market instruments, provided that the Trustee may invest all or any portion of the assets of the Fund in accordance with Section 3.03(c) of the Declaration of Trust. It is expected that (i) at least 40%, but not more than 70%, of the assets of the Fund will be invested in common stocks and other equity-type instruments, including convertible securities and, (ii) at least 30%, but not more than 60%, of the assets of the Fund will be invested in nonconvertible debt securities and money market instruments. Securities of non-U.S. companies may be held by the Fund directly or indirectly through American Depositary Receipts or European Depositary Receipts.

All or any part of the investments by the Fund may be made through other of the Program’s Funds established under the Collective Trust (collectively, the “Investment Funds”), so long as such Funds comply with the investment guidelines and restrictions described herein.

It is the intention of the Trustee not to cause the Fund to invest in derivative securities, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued. The Trustee, subject to consultation with ABRA, may in the future review such investment policy.

The Fund will not:

(a) trade in foreign currency (except transactions incidental to the settlement of purchases or sales of securities for the Fund);

(b) make an investment in order to exercise control or management over a company;

(c) make short sales, unless the Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Fund is in a short position;

(d) trade in commodities or commodity contracts, except futures contracts (including options on futures contracts) with respect to securities and securities indices for hedging purposes or pursuant to the investment policy regarding derivative securities referred to above;

(e) write uncovered options;

(f) purchase real estate or mortgages, provided that the Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges or reported on the Nasdaq National Market if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

(g) invest in the securities of registered invested companies;

(h) invest in oil, gas or mineral leases;

(i) purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions; or

(j) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities.

3. Value of Units of the Fund. The initial value of Units of the Fund was the Unit value as of December 31, 1991 of the units maintained in Separate Account No. 100 under Group Annuity Contract No. AC 2550 effective on August 30, 1984 and issued by The Equitable Life Assurance Society of The United States to the trustees of the American Bar Association Members Retirement Trust and the American Bar Association Members Pooled Trust for Retirement Plans. Units of the Fund, to the extent the Fund is invested through other Investment

Funds, will be valued based on the aggregate values of the Units of the Investment Funds held by the Fund in accordance with Article IV of the Declaration of the Trust.

4. Restrictions on Withdrawals. There is no restriction on withdrawal and transfer. A Participating Trust may request withdrawal of any number of Units of the Fund on each Business Day.

5. Trustee, Management and Administrative Fees. For services rendered as trustee of the Fund, the Trustee will be entitled to receive compensation in the amount and at the times set forth in Schedule A attached hereto.

6. Investment Advisors. The Trustee has determined that the fixed-income portion of the assets of the Fund shall be invested in the Intermediate Bond Fund which comprises one of the Investment Funds. The Trustee shall monitor the performance of the Intermediate Bond Fund in light of the Fund’s investment objective to determine whether the continued investment by the fixed-income portion of the Fund in the Intermediate Bond Fund remains appropriate. If the Trustee concludes that the investment objective or performance of the Intermediate Bond Fund is no longer consistent with those of the fixed-income portion of the Fund, the Trustee may transfer all or a portion of the fixed-income assets of the Fund that are invested in the Intermediate Bond Fund to registered investment companies or other collective funds managed by the Trustee that, in light of the investment objectives of the fixed-income portion of the Fund, the Trustee deems to be more appropriate.

The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Fund. Any such Investment Advisors shall be designated from time to time in Schedule B attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisors will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisors.

7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY has caused its name to be signed to this Amended and Restated Fund Declaration for the Balanced Fund by its proper officer as of March 10, 2004.

ATTEST:		STATE STREET BANK AND TRUST COMPANY

By:	/S/ ROBERT E. FULLAM	By:	/S/ SUSAN C. DANIELS
	Name: Robert E. Fullam Title: Assistant Vice President		Name: Susan C. Daniels Title: Vice President

Schedule A

Balanced Fund

Eighth Amended and Restated Fund Declaration

For services rendered to the Balanced Fund, the Trustee shall be entitled to receive with respect to the assets of the Fund a Trustee, Management and Administrative fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly, provided that such fee shall be reduced by the amount of any fee received by the Trustee (which for these purposes shall not exceed the amount set forth below) on account of the investment of any assets of the Fund in any other collective investment fund, including any other Investment Fund, maintained by the Trustee:

Aggregate Value of Assets in the Balanced,

Index Equity, Intermediate Bond,

International Equity, Large-Cap Growth

Equity, Large-Cap Value Equity, Mid-Cap

Growth Equity, Mid-Cap Value Equity,

Small-Cap Equity, and Stable Asset

Return Funds

Rate
First $1.0 billion	.156%
Next $1.8 billion	.058
Over $2.8 billion	.025

Schedule B

Balanced Fund

Eighth Amended and Restated Fund Declaration

The Trustee has entered into an Investment Advisor Agreement with the following entity as Investment Advisor, and such Investment Advisor will be entitled to payment of compensation as specified therein:

CAPITAL GUARDIAN TRUST COMPANY